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Exhibit (d)(5)

[Form of Subscription Certificate]

THIS OFFER EXPIRES AT 5:00 P.M.,
NEW YORK CITY TIME, ON [    •    ], 2008*

ARES CAPITAL CORPORATION

SUBSCRIPTION RIGHTS FOR COMMON STOCK

        Each registered holder of this Subscription Certificate (a "Rights Holder") is entitled to the number of transferable subscription rights (each, a "Right") to subscribe for the number of shares of common stock, par value $0.001 per share ("Common Stock"), of Ares Capital Corporation, a Maryland corporation (the "Company"), as specified herein, on the terms and subject to the conditions set forth in the Company's prospectus dated March [    •    ], 2008 (the "Prospectus"), which is incorporated herein by reference. Pursuant to the rights offering described in the Prospectus (the "Offering"), each stockholder owning Common Stock of the Company as of March [    •    ], 2008 (such date, the "Record Date" and, such stockholder, a "Record Date Stockholder") is entitled to receive one Right for each three shares of Common Stock owned on the Record Date. The Company did not issue any fractional Rights. Each Rights Holder is entitled to subscribe for one share of Common Stock for each Right held by such Rights Holder (the "Basic Subscription") at the subscription price (the "Subscription Price"), to be calculated as described in the Prospectus. Set forth below is the number of Rights evidenced by this Subscription Certificate that the Rights Holder is entitled to exercise pursuant to the Basic Subscription.

        If any shares of Common Stock available for purchase in the Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription ("Remaining Shares"), a Record Date Stockholder that has exercised fully its Rights pursuant to the Basic Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. In addition, any Rights Holder other than a Record Date Stockholder who exercises Rights is entitled to subscribe for any Remaining Shares that are not otherwise subscribed for by Record Date Stockholders pursuant to their over-subscription privilege, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the "Over-Subscription Privilege."

THE RIGHTS ARE TRANSFERABLE

        The Rights are transferable until [    •    ], 2008 (the "Expiration Date") or, if the Offering is extended, until the trading day immediately prior to the extended Expiration Date. The Rights will be listed for trading on The NASDAQ Global Select Market under the symbol "ARCCR" until and including [    •    ], 2008 (or, if the Offering is extended, until the trading day immediately prior to the extended Expiration Date). Rights Holders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to sell any Rights they do not intend to exercise themselves through or to a dealer manager. Subscription Certificates representing the Rights to be sold through or to a dealer manager must be received by the Subscription Agent on or before [    •    ], 2008 (or, if the Offering is extended, until two business days prior to the extended Expiration Date).

THE OFFERING IS TERMINABLE BY THE COMPANY

        The Company reserves the right to terminate the Offering prior to delivery of Common Stock if the Subscription Price is less than [.]% of the net asset value attributable to a share of Common Stock disclosed in the most recent periodic report filed by the Company with the Securities & Exchange Commission.

*
Unless extended by the Company in its sole discretion.

ESTIMATED SUBSCRIPTION PRICE

        The estimated subscription price (the "Estimated Subscription Price") is $[    •    ] per share of Common Stock. See also "Method of Exercise of Rights."

THE SUBSCRIPTION PRICE

        The Subscription Price for the shares of Common Stock to be issued pursuant to the Offering will be [    •    ]% of the volume-weighted average of the sales prices of the Company's Common Stock on The NASDAQ Global Select Market for the [    •    ] consecutive trading days ending on the Expiration Date, as it may be extended.

SAMPLE CALCULATION FOR A RECORD DATE STOCKHOLDER WHO OWNS 900 SHARES
BASIC SUBSCRIPTION RIGHT (1-FOR-3)

No. of shares held on the Record Date: 900 ÷ 3 = 300 Rights
(one Right for every three shares of Common Stock held on the Record Date)

No. of shares of Common Stock issued assuming full exercise of Basic Subscription:
300 × 1 = 300 new shares of Common Stock

Total payment based on the Estimated Subscription Price: 300 shares × $[    •    ] = $[    •    ]

METHOD OF EXERCISE OF RIGHTS

        To exercise your Rights, Computershare Trust Company, N.A. (the "Subscription Agent"), must receive, in the manner specified herein, at or prior to 5:00 P.M., New York City Time, on [    •    ], 2008, unless extended by the Company in its sole discretion, either (A) a properly completed and duly executed Subscription Certificate and a money order or check or bank draft drawn on a bank or branch located in the United States and payable to "Computershare Trust Company, N.A." for an amount equal to the number of shares of Common Stock subscribed for pursuant to the Basic Subscription and the Over-Subscription Privilege multiplied by the Estimated Subscription Price; or (B) a Notice of Guaranteed Delivery guaranteeing delivery of (i) a properly completed and duly executed Subscription Certificate and (ii) a money order or check or bank draft drawn on a bank or branch located in the United States and payable to "Computershare Trust Company, N.A." for an amount equal to the number of shares of Common Stock subscribed for pursuant to the Basic Subscription and the Over-Subscription Privilege multiplied by the Estimated Subscription Price (which certificate and full payment must then be delivered by the close of business on the third business day after the Expiration Date or, if the Offering is extended, by the close of business two business days prior to the extended Expiration Date). Payment must be made in U.S. dollars.

        The method of delivery of this Subscription Certificate and the payment of the Estimated Subscription Price and, if required, any additional payment is at the election and risk of the Rights Holder, but if sent by mail it is recommended that the Subscription Certificate and payment be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date or the date guaranteed payments are due under a Notice of Guaranteed Delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check or money order.

        Because Rights Holders must only pay the Estimated Subscription Price per share to exercise their Rights pursuant to the Offering and the Subscription Price may be higher or lower than the Estimated Subscription Price (and because a Rights Holder may not receive all the shares for which they subscribe pursuant to the Over-Subscription Privilege), Rights Holders may receive a refund or be required to pay an additional amount equal to: the difference between the Estimated Subscription Price and the Subscription Price, multiplied by the total number of shares for which they have subscribed and been issued (including pursuant to the Over-Subscription Privilege). Any additional payment required from a Rights Holder must be received by the Subscription Agent within ten business days after the confirmation date in order to receive all the shares of Common Stock subscribed for pursuant to the exercise of their Rights. Any excess payment to be refunded by the Company to a Rights Holder will be mailed by the Subscription Agent as promptly as practicable. No interest will be paid on any amounts refunded.

        Stock certificates will not be issued for shares of the Company's Common Stock offered in the Offering. Stockholders who are record owners will have the shares they acquire credited to their account with the Company's transfer agent. Stockholders whose Common Stock are held by a nominee will have the shares they acquire credited to the account of such nominee holder.

        A Rights Holder exercising Rights will have no right to rescind their subscription after receipt of their payment for shares or a Notice of Guaranteed Delivery by the Subscription Agent, except described as in the Prospectus. Rights may be transferred in the same manner and with the same effect as with a negotiable instrument payable to specific persons, by duly completing this Subscription Certificate. Rights Holders should be aware that if they choose to exercise, assign, transfer or sell only part of their Rights, they may not receive a new Subscription Certificate in sufficient time to exercise, assign, transfer or sell the remaining Rights evidenced thereby.

        To subscribe for shares of Common Stock pursuant to the Basic Subscription, please complete line "A" and Section 1 below. To subscribe for shares of Common Stock pursuant to the Over-Subscription Privilege, please complete lines "A" and "B" and Section 1 below.

        If you want the Subscription Agent to attempt to sell any of your unexercised Rights, check box "D" below and complete Section 1 below. If you want a new Subscription Certificate evidencing any unexercised Rights delivered to you or to someone else, check box "E" below and indicate the address to which the shares should be delivered in Section 1 below. If you want some or all of your unexercised rights transferred to a designated transferee, or to a bank or broker to sell for you, check box "F" below and complete Section 2 below.

        FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFERING, PLEASE REFER TO THE PROSPECTUS, WHICH IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM THE INFORMATION AGENT, GEORGESON INC., TOLL-FREE AT (866) 203-9356.

Control No:                        Rights Represented by this Subscription Certificate:
Cusip No.: 04010L 111 Maximum Shares Available for Purchase Pursuant to the Basic Subscription:

A. Basic Subscription
× $[•] =		$	D. Sell any unexercised Rights ☐
(No. of Shares)	(Estimated Subscription Price)
B. Over-Subscription Privilege*			E. Deliver a certificate representing
× $[•] =			unexercised Rights to the address in Section 1
(No. of Shares)	(Estimated Subscription Price)
C. Total Amount Enclosed =		$	F. Transfer Rights to the Transferee designated in Section 2
*If a Rights Holder is a Record Date Stockholder, the Over-Subscription Privilege may only be exercised if its Basic Subscription is exercised in full.

SECTION 1. TO SUBSCRIBE: I acknowledge that I have received the Prospectus for the Offering and I hereby irrevocably subscribe for the number of shares of Common Stock indicated as the total of A and B hereon upon the terms and conditions specified in the Prospectus and incorporated by reference herein. I understand and agree that I will be obligated to pay an additional amount if the Subscription Price as determined on the Expiration Date is in excess of the Estimated Subscription Price. I hereby agree that if I fail to pay in full for the shares of Common Stock for which I have subscribed, the Company may exercise any of the remedies provided for in the Prospectus.

TO SELL: If I have checked the box on line D, I authorize the sale of Rights by the Subscription Agent according to the procedures described in the Prospectus.

Signature(s) of Subscriber(s)

Address for delivery of certificate representing unexercised Rights

If permanent change of address, check here ☐

Daytime telephone number (      )
Evening telephone number (      )
Email address:

SECTION 2. TO TRANSFER RIGHTS (Per Line F): For value received,                         of the Rights represented by this Subscription Certificate are assigned to:

(Print full name of Assignee and Social Security Number)

(Print full address)

(Signature(s) of Assignor(s))

The signature(s) on the Subscription Certificate must correspond with the name(s) of the registered holder(s) exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. In the case of joint registered holders, each person must sign the Subscription Certificate in accordance with the foregoing. If you sign the Subscription Certificate in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other fiduciary or representative, you must indicate the capacity in which you are signing when you sign and, if requested by the Subscription Agent in its sole and absolute discretion, you must present to the Subscription Agent satisfactory evidence of your authority to sign in that capacity.

The signature must be guaranteed by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, which may include: (a) a commercial bank or trust company; (b) a member firm of a domestic stock exchange; or (c) a savings bank or credit union.

Signature (name of bank or firm):
Guaranteed by (signature/title):

Please complete all applicable information and return to: COMPUTERSHARE TRUST COMPANY, N.A.	BY FIRST CLASS MAIL ONLY: Computershare Trust Company, N.A. Ares Capital Offering	BY OVERNIGHT DELIVERY: Computershare Trust Company, N.A. Ares Capital Offering
Any questions regarding this Subscription Certificate and the Offering may be directed to the Information Agent, Georgeson Inc., toll free at (866) 203-9356.	Attn: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	Attn: Corporate Actions 161 Bay State Drive Braintree, MA 02184

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

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  Exhibit (d)(5)